Exhibit 99.1

Press Release
JetBlue Announces CFO Leadership Change
NEW YORK (October 18, 2011) — JetBlue Airways (Nasdaq: JBLU) today announces the resignation of Ed Barnes, Chief Financial Officer. Mr. Barnes joined JetBlue in 2006 as Vice President, Cost Management and Financial Analysis, and was promoted to CFO in 2008. Mark Powers, Treasurer, will serve the company as CFO effective immediately for an interim period as the company conducts a search for a new CFO. Mr. Powers joined JetBlue in 2006 as Treasurer and Vice President Corporate Finance. He was promoted to Senior Vice President Treasurer in 2007.
“Under Ed’s leadership, our company has benefitted from a stronger financial discipline, allowing us to plan a sustainable growth strategy,” said Dave Barger, JetBlue’s President and CEO. “The financial team Ed built will continue to serve JetBlue well, and we wish him well in his future endeavors.”
About JetBlue Airways
JetBlue is known for its award-winning service and free TV as much as its low fares, offering the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) and super-spacious Even More Legroom seats. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 66 cities with 650 daily flights and later this year plans to introduce service to St. Croix and St. Thomas in the U.S. Virgin Islands as well as La Romana, Dominican Republic and Liberia, Costa Rica, subject to government approval. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JET-BLUE (1-800-538-2583), TTY/TDD 1-800-336-5530, 1-801-365-2583, or visit www.jetblue.com.
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Media Contacts
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com
Reservations
+1 800 JETBLUE (538 2583)
TTY/TDD: +1 800 336-5530
www.jetblue.com